Exhibit 99.1

AZZ incorporated Reports Results for the

First Quarter of Fiscal Year 2008

For the first quarter–Revenues Up 44%, Segment Operating Income Up 41% and Backlog Up 57%,

FY 2008 earnings guidance increased to a range of $1.65 to $1.75 per diluted share

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.lythampartners.com

June 29, 2007 – FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2007. Revenues for the first quarter increased 44 percent to $75.4 million compared to $52.5 million for the same quarter last year. Net income for the quarter was $4.1 million, or $0.34 per diluted share, compared to net income of $4.1 million, or $0.35 per diluted share, in last year’s first fiscal quarter. Earnings per share numbers are stated after adjusting for the two-for-one stock split effected in the form of a 100 percent share dividend and paid on May 4, 2007.

SG&A expenses significantly increased in the first quarter as compared to the same quarter of the prior fiscal year. This increase over the prior period is primarily related to compensation expense for stock appreciation rights that fully vested and were booked during the quarter in the amount of approximately $4.4 million or 22 cents per diluted share.

Backlog at the end of the first quarter was $144.8 million versus $92.1 million at May 31, 2006, an increase of 57 percent. Backlog at February 28, 2007 year-end was $120.7 million. Incoming orders for the first quarter totaled $99.5 million while shipments for the quarter totaled $75.4 million, resulting in a book to ship ratio of 132 percent. Incoming orders increased 41 percent over the same period last year and equaled the record setting incoming order rate of the fourth quarter of the prior fiscal year. Based upon current customer requested delivery dates and our production schedules, 72 percent of the backlog at May 31, 2007 is expected to ship in the current fiscal year. Of the backlog of $144.8 million, 35 percent is to be exported from the U.S.

Revenues for the Electrical and Industrial Products Segment increased by 30 percent in the first quarter of the current fiscal year to $40.9 million compared to $31.5 million in the same period last year. Operating income for the segment increased 55 percent to $6.3 million. Operating margins of 15.5 percent for the first quarter compare favorably to the 13 percent in the first quarter of last year.

Revenues for the Company’s Galvanizing Service Segment for the first quarter were $34.5 million, an increase of 65 percent compared to the $20.9 million in the same period last year. Operating income improved 32 percent to $8.6 million. Revenues for the first quarter continue

AZZ First Quarter – Fiscal Year 2008

June 29, 2007

to be favorably impacted by pricing actions to offset increased zinc cost. Of the 65 percent increase in revenues, 28 percent was attributable to volume and 37 percent attributable to price. Our acquisition of Witt Galvanizing on November 1, 2006, accounted for 69 percent of the volume increase.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Regarding our Electrical and Industrial Products Segment, we are pleased to report favorable increases in our revenues, operating margins and backlog for the first quarter of fiscal 2008. We have seen a continuation of improving market demand and improved pricing. We continue our emphasis on booking business at specific targeted margin levels and seeking out new market opportunities. While the largest increases in our incoming orders were related to our high voltage transmission products, all of our served markets reflected an increase over the same period of a year ago. Our domestic and international quotation and inquiry levels continue at an encouraging pace. The operating margin improvement is attributable to the leverage gained from increased volumes, quick turn jobs, and pricing actions.

The Galvanizing Services Segment achieved record setting revenues in the first quarter. Our operating results are reflective of strong market conditions and good price realization required to offset the increased cost of zinc. We are very pleased that the markets have been strong enough to absorb this level of price increases. The reduced volatility of zinc has not required us to significantly adjust our pricing levels from the third and fourth quarter of last year.

Mr. Dingus concluded, “Cost escalation recovery through pricing actions, expansion of domestic and international markets, and seeking out new product opportunities to further enhance our strategic position continue to be the focus and emphasis of our activities. Based upon the evaluation of information currently available to management, we are increasing our estimate of FY2008 earnings to be within the range of $1.65 to $1.75 per diluted share and revenues to be within the range of $310 million to $320 million.”

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2008 at 11:00 A.M. ET on Friday, June 29, 2007. Interested parties can access the conference call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687 or (706) 645-9291 (international), confirmation #9773188, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that

AZZ First Quarter – Fiscal Year 2008

June 29, 2007

such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

—Financial tables on the following page—

AZZ First Quarter – Fiscal Year 2008

June 29, 2007

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended
	May 31, 2007	May 31, 2006
	(unaudited)	(unaudited)
Net sales	$75,377	$52,453
Costs and Expenses:
Cost of Sales	56,208	38,708
Selling, General and Administrative	12,004	7,277
Interest Expense	535	388
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	3	(443)
Other (Income)	(194)	(189)
Other Expense	—	—

	$68,556	$45,741

Income before income taxes and accounting change	$6,821	$6,712
Income Tax Expense	2,675	2,501

Income Before Cumulative Effect of Changes in Accounting Principles	4,146	4,211
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	—	85

Net income	$4,146	$4,126

Net income per share
Basic	$0.35	$0.36
Diluted	$0.34	$0.35
Diluted average shares outstanding	12,025	11,669

Segment Reporting

(in thousands)

	Three Months Ended May 31,
	2007	2006
	(unaudited)	(unaudited)
Net Sales:
Electrical and Industrial Products	$40,874	$31,506
Galvanizing Services	34,503	20,947

	$75,377	$52,453
Segment Operating Income (a):
Electrical and Industrial Products	$6,344	$4,080
Galvanizing Services	8,611	6,505

Total Segment Operating Income	$14,955	$10,585

AZZ First Quarter – Fiscal Year 2008

June 29, 2007

Condensed Consolidated Balance Sheet

(in thousands)

	May 31, 2007	February 28, 2007
	(unaudited)	(audited)
Assets:
Current assets	$109,885	$111,967
Net property, plant and equipment	$47,412	$46,628
Other assets, net	$42,290	$42,313

Total assets	$199,587	$200,908

Liabilities and shareholders’ equity:
Current liabilities	$46,844	$49,715
Long term debt due after one year	$27,700	$35,200
Other liabilities	$4,446	$4,845
Shareholders’ equity	$120,567	$111,148

Total liabilities and shareholders’ equity	$199,587	$200,908

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three Months Ended
	May 31, 2007	May 31, 2006
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$7,668	$4,017
Net cash provided by (used in) investing activities	($2,684)	($1,574)
Net cash provided by (used in) financing activities	($2,610)	($1,115)

Net increase (decrease) in cash and cash equivalents	$2,374	$1,328
Cash and cash equivalents at beginning of period	$1,703	$1,259

Cash and cash equivalents at end of period	$4,077	$2,587

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